UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2019

Canterbury Park Holding Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

001‑37858	47‑5349765
(Commission File Number)	(IRS Employer Identification No.)

1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223

(Registrant’s telephone number, including area code)

Securities registered pursuant Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock Common stock, $.01 par value	CPHC	Nasdaq

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b‑2 of the Securities Exchange Act of 1934 (17 CFR §240.12b‑2). Emerging growth company☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement with Bremer Bank, National Association

On September 30, 2019, (i) Canterbury Park Entertainment, LLC, (the “Borrower”), a Minnesota limited liability company and subsidiary of Canterbury Park Holding Corporation, a Minnesota corporation (the “Company”); (ii) the Company as Guarantor; (iii) Canterbury Park Concessions, Inc. a Minnesota corporation and subsidiary of the Company (“Canterbury Concessions”); and (iv) and Bremer Bank, National Association (“Bremer Bank”) entered into the Third Amendment Agreement (“Third Amendment”) to the General Credit and Security Agreement (“Credit Agreement”) originally dated as of November 14, 2016, which establishes an $8.0 million credit facility from Bremer Bank to the Borrower.

The Third Amendment extends the maturity date of the Credit Agreement to September 30, 2020.  The revolving credit line remains at $8.0 million, and allows the issuance of letters of credit in the aggregate amount of $2.0 million. Borrowings are collateralized by all receivables, inventory, equipment, and general intangibles of the Borrower. The Credit Agreement also contains covenants requiring the Borrower to maintain certain financial ratios.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2019, Canterbury Park Holding Corporation added Maureen Bausch and John Himle to its Board of Directors.  The Board also named Randall D. Sampson, Canterbury Park’s President and CEO since 1994, as Executive Chairman of the Board in addition to his current positions, and appointed current director Carin Offerman as the Company’s Lead Director.

Ms. Bausch, aged 65, is currently a partner in Bold North Associates, providing experiential and consulting services for retail, event and destination attraction businesses.  Ms. Bausch served from December 2014 until February 2018 as CEO and an Executive Board Member of the Super Bowl Host Committee in connection with the February 4, 2018 Super Bowl LII held in Minneapolis.  Prior to that, Ms. Bausch worked in positions of increasing responsibility at the Mall of America, serving most recently as Executive Vice President, managing the $1B asset.

Mr. Himle, aged 64, is Chief Executive Officer of Himle LLC, a specialized consultancy that advises companies, not-for-profit entities and other organizations with insight and strategy related to shaping complex business decisions in related matters.  Mr. Himle was the founder and Chief Executive Officer of Himle Horner and Himle Rapp and Co. before selling his interests in 2017.  He also served five terms in the Minnesota House of Representatives holding a series of leadership positions, including Assistant Majority Leader and Assistant Minority Leader.

In connection with the addition of the new directors and the appointment of Randall Sampson and Carin Offerman to their new Board leadership roles, Curtis A. Sampson and Dale Schenian retired from their respective positions Chairman and Vice Chairman of the Board.  Mr. Curtis Sampson and Mr. Schenian were both founding members of Canterbury Park in 1994 and had continuously served in their respective positions since then.  Both will continue as directors and, in recognition of their unique and lasting contributions to the Company, will assume the titles of Chairman Emeritus and Vice Chairman Emeritus, respectively.

Canterbury Park’s Nominating Committee began the process of identifying new Board candidates early in 2019.  All directors, including Ms. Bausch and Mr. Himle, serve a term ending at the 2020 Annual Meeting of Shareholders, which will be held in June 2020.

In connection with these actions, with these actions, the Board Committees were reconstituted as follows:

Audit Committee:

Burt Dahlberg (Chair)

Maureen Bausch

John Himle

Carin Offerman

Compensation Committee:

Carin Offerman (Chair)

Maureen Bausch

Dale Schenian

Nominating and Governance Committee:

Carin Offerman (Chair)

Burt Dahlberg

John Himle

Dale Schenian

Item 9.01. Financial Statements and Exhibits.

(d.) Exhibits

10.1

Third Amendment Agreement dated of September 30, 2019 to General Credit and Security Agreement by and between Canterbury Park Entertainment LLC, Canterbury Park Holding Corporation, Canterbury Park Holding Corporation Concessions, Inc, and Bremer Bank, National Association.

99.1	Press release dated October 3, 2019 on Canterbury Park Holding Corporation Board changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated: October 4, 2019	By:	/s/ Randall D. Sampson
Randall D. Sampson
President and Chief Executive Officer